Exhibit 5. Opinion of Karp and Sommers


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                               Karp and Sommers
                               Attorneys at Law
                               950 Third Avenue
                              New York, NY  10022
                                 212-935-9060
                               Fax 212-421-1650



                                   October 20, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                    Re:  Technical Maintenance Corporation
                         Registration Statement on Form SB-2
                         File No. 333-7006

Gentlemen:

          We have acted as counsel to Technical Maintenance Corporation (the "Company") in connection with the above-referenced Registration Statement on Form SB-2. In our opinion, the 2,000,000 shares of Class A Common Stock of the Company to be offered for sale by the selling shareholders named in the Prospectus, after they have exercised their rights to exchange their 100 Class B shares and 700 Class C shares of Touchtunes Digital Jukebox Inc. into 2,000,000 shares of Series A Preferred Stock of the Company and converted such shares of Series A Preferred Stock into 2,000,000 shares of Class A Common Stock of the Company, will be validly issued, fully paid and non-assessable and may be sold as such in the manner described in said Prospectus.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the section entitled "Legal Matters."

                                   Very truly yours,

                                   Karp and Sommers


                                   By:  /s/Aaron Karp
                                        ---------------------
                                        Aaron Karp

AK/kt


                    Exhibits 5 and 23(ii)